Exhibit 99.1

GrowGeneration Launches E-Commerce Platform, Introduces Buy Online, Pick Up in Store

Denver, CO, June 1, 2021 /PRNewswire/ -- GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced the launch of GrowGeneration.com. The company’s newly redesigned e-commerce platform now includes the option to Buy Online Pickup in Store (BOPIS). The BOPIS service will be available at select GrowGen locations.

GrowGeneration.com is a one-stop e-commerce destination for commercial and craft growers, with a robust inventory of over 10,000 products, ranging from organic nutrients and soils to advanced lighting technology. The newly designed website includes commercial account sign-ups with volume pricing; enhanced order tracking; a virtual garden center with product departments; and a GrowPro channel featuring educational and how-to content from grow specialists.

“We’ve seen a number of retail trends emerge – or accelerate – as a result of the global COVID-19 pandemic,” said Tony Sullivan, GrowGen’s COO. “More than ever, consumers want the ease and convenience of online shopping, but with the option to avoid shipping delays or charges by picking up at their local store. With GrowGeneration.com, we’ve created a streamlined online shopping experience and addressed consumer demand for in-store pick-up. Our goal is to improve our customer shopping experience nationwide, while increasing in-store and online revenue. We are very excited to kick off our omni-channel strategy with the launch of the new website.”

Jeff Callison, Vice President of Digital Commerce, added, “The addition of Buy Online Pick Up in Store pushes us to the digital forefront of our industry. Our stores can now service a much larger footprint, with many of our rural online customers willing to travel up to 50-plus miles to pick up supplies.”

Added Callison” The new website includes integrations with our ERP systems, personalized local store home pages, buy lists for customer inventory planning, a sophisticated quoting engine, question and answers tools for every product, video content channel called the GrowPro Channel, RMA tools for submitting and tracking returns, real-time online site customer service, and more.

US click-and-collect sales more than doubled in 2020 and will sustain double-digit growth rates through 2024, according to Insider Intelligence estimates. Click-and-collect was a key offering that provided peace of mind to shoppers trying to stay safe amid social distancing regulations and will likely remain popular as digital buyers opt for speed and convenience. By 2024, US click-and-collect sales are expected to reach $140.96 billion. Over that same time period, click-and-collect buyers are expected to increase from 143.8 million people in 2020 to over 160 million in 2024.”

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening centers. Currently, GrowGen has 55 stores, which include 20 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 2 locations in Nevada, 2 locations in Washington, 2 locations in Oregon, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, and 1 location in Massachusetts.

GrowGen also operates an online superstore for cultivators at growgeneration.com and B2B ERP platform, agron.io. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Investor Contact:
John Evans
GrowGeneration
john.evans@growgeneration.com

Press Contact:
Sara Geisner
Trailblaze
sara@trailblaze.co

Connect:

●	Website: www.GrowGeneration.com
●	Instagram: growgen
●	Facebook: GrowGenerationCorp
●	Twitter: @GrowGenCorp